Exhibit 99.1

NEWS RELEASE
For Immediate Release

Contact: Denise D. Resnik
(602) 956-8834, x111
denise@dracommunications.com

IMH Financial Corporation Breaks Ground
on Luxury Apartment Complex in Apple Valley, Minnesota

First of a five-phase project to include over 500 apartments and retail

Scottsdale, Ariz. (October 24, 2014) – IMH Financial Corporation (“IMHFC”) broke ground on the construction of an upscale multifamily development located in the Minneapolis, Minnesota suburb of Apple Valley. Gabella at Parkside will be the first of a planned five-phase, 12.5-acre development known as Parkside Village. This is the first new apartment construction in Apple Valley since 2004.

Construction on the Class A, 196-unit four-story property will begin today and is expected to be complete by February 2016. The total development cost of $36 million will be financed through an equity contribution of $12 million by IMHFC and a construction loan of $24 million secured from the Bank of the Ozarks in October 2014.

“The Minneapolis Metro and Dakota County multi-family markets are thriving with vacancy rates of just 2.7 percent and 2.9 percent, respectively. With Apple Valley’s AAA rating and existing high quality of life, the city is the perfect setting for Parkside Village to fully integrate our vision of luxury living with value pricing all done with the extraordinary cooperative efforts of IMH and the City,” said Lawrence D. Bain, Chairman and CEO of IMH Financial Corporation. “Our development partner Titan Investments has worked diligently alongside the City to deliver the much-anticipated Parkside Village project.”

Gabella at Parkside will feature a mix of one-bedroom, two-bedroom and three-bedroom units ranging in size from 800 square feet to 1,388 square feet. The project will include a resort-style pool and hot tub, sun deck, cabanas, grills, fire pits, indoor/outdoor gaming area, state-of-the art fitness center, theater room, lounge, yoga studio, spinning studio, internet café and dog walking and washing areas. Individual units with 9’ ceiling heights will be furnished with granite counters, washers and dryers, plank flooring, modern lighting, private balconies, and spacious walk-in closets.

IMHFC has partnered with developer Titan Investments of Denver, Colo. to design the project and coordinate with the City of Apple Valley over the last two years to receive full entitlements and negotiate the development subsidies from the City.

Exhibit 99.1

When completed, Parkside Village will include more than 500 apartment units and 20,000 square feet of retail. The transit-oriented development is within walking distance of the Apple Valley Transit Station along the Minneapolis-St. Paul Metro Red Line that provides north-south BRT (Bus Rapid Transit) access throughout the metro area.

Parkside Village was designed to provide access to transit oriented and walk-able downtown retail, office, hotel and residential development adjacent to the regional transit station for the Minneapolis Metro Red Line. The Gabella at Parkside site is located within 1/4 mile of major retailers (Menards, Home Depot, Super Target, Sam’s Club), employers (Apple Valley Medical Center, Dakota County Service Center, Chase Bank and Bank of America) and hotels (Grandstay Hotel and Conference Center).

Kaas Wilson is the project architect, Stonebridge Construction is the general contractor, Pinnacle Management is the leasing agent, and HFF, LP (Josh Simon, Denver) arranged the financing.

IMH Financial Corporation
IMH Financial Corp. is a real estate company based in Scottsdale, Arizona, with extensive experience in various facets of commercial real estate. IMH has considerable financial strength with more than $100 million in common and preferred equity and a business plan that focuses on its current real estate holdings as well as the productive deployment of investment capital on new opportunities including mortgage loans, mezzanine financing, hospitality investments, as well as commercial and multi-family opportunities. Since 2003, IMH has invested over $1.4 billion in real estate loans and projects. The Company has property or active projects in Arizona, California, Minnesota, New Mexico, and Texas. IMHFC has experience in acquiring, financing, and developing commercial real estate, as well as in the management of existing commercial operations. Call IMHFC at 480-480-8400 or visit www.imhfc.com for more information.

Titan Investments
Titan Investments has successfully developed, owned and managed more than $2 billion of residential, commercial, student housing, and assisted living properties nationwide. Titan is a privately owned real estate firm that specializes in creating value through the development and ownership of high-quality properties on a national basis. For more information, call Titan at 720-528-7650.

Safe Harbor Statement
The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Our future plans and other statements in this letter about expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “will,” “believe,” “could,” “estimate,” “feel,” “expect,” “intend,” ”likely,” “may,” “plan,” “potential,” “should,” “see,” “hope,” “view” and “would” or the negative of these terms or other comparable terminology. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for the disclosure of forward-looking statements.

Exhibit 99.1

Our forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the risk that we will be unable or otherwise decide not to make proposed future distributions and other risks and uncertainties related to the Company that can be found under the heading “Risk Factors” in IMH Financial Corporation’s most recent annual report on Form 10-K and other filings with the SEC. These forward-looking statements are based on information currently available to us and actual results may differ as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These forward-looking statements are made only as of the date hereof and we undertake no obligation, and disclaim any duty, to update or revise any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. You should not place undue reliance on these forward-looking statements.

As a public reporting entity, IMH Financial Corporation files periodic reports with the SEC. For additional financial and other important information pertaining to the Company, individuals can visit www.sec.gov and reference CIK #1397403.